Exhibit 4.4

INVESTORS’ RIGHTS AGREEMENT

This INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of May 22, 2014 by and among by and among:

(1)              JUPAI INVESTMENT GROUP (the “Company”), a company organized and existing under the laws of the Cayman Islands;

(2)              JUPAI INVESTMENT INTERNATIONAL LIMITED (the “BVI Company”), a limited liability company organized under the laws of the British Virgin Islands;

(3)              JUPAI HONGKONG INVESTMENT LIMITED (in Chinese: ) (the “Hong Kong Company”), a limited liability company incorporated in Hong Kong with the Company No. 1789511;

(4)              SHANGHAI JUXIANG INVESTMENT MANAGEMENT CONSULTANCY COMPANY LIMITED (in Chinese: ) (the “WFOE”), a limited liability company established in Shanghai, the PRC;

(5)              SHANGHAI JUPAI INVESTMENT CONSULTANCY COMPANY LIMITED (in Chinese: ) (the “Domestic Entity”), a limited liability company established in Shanghai, the PRC;

(6)              the Persons listed on part 1 of Exhibit A to this Agreement (each a “Founding Shareholder” and collectively the “Founding Shareholders”);

(7)              the Persons listed on part 2 of Exhibit A to this Agreement (each a “Founder” and collectively the “Founders”);

(8)              the Persons listed on part 3 of Exhibit A to this Agreement (each a “Key Holder Holdco” and collectively the “Key Holder Holdcos”);

(9)              the Persons listed on part 4 of Exhibit A to this Agreement (each a “Key Holder” and collectively the “Key Holders”);

(10)       the Person listed on part 1 of Exhibit B to this Agreement (the “Series A Investor”); and

(11)       the Person listed on part 2 of Exhibit B to this Agreement (the “Series B Investors”, together with the Series A Investor, the “Investors”).

(The above parties are referred to hereinafter individually as the “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Series A Investor entered into that certain Series A Convertible Preferred Shares Purchase Agreement, dated as of 20 February 2013, with the Company, the Founding Shareholders, the Founders and certain other parties described therein (as supplemented by a supplemental agreement dated 30 September 2013, the “Series A Share Purchase Agreement”) with respect to the issuance and sale by the Company of 4,216,867 shares of Convertible, Redeemable and Participating Series A Preferred Shares, par value of US$0.0005 per share, of the Company (the “Series A Preferred Shares”) to the Series A Investor at an aggregate consideration of US$1,500,000.

WHEREAS, the Series B Investors entered into that certain Series B Convertible Preferred Shares Purchase Agreement, dated as of 12 November, 2013, as amended from time to time, with the Company, the Founding Shareholders, the Founders and certain other parties described therein (the “Series B Share Purchase Agreement”) with respect to (a) the issuance and sale by the Company of 12,918,340 shares of Convertible, Redeemable and Participating Series B Preferred Shares, par value of US$0.0005 per share, of the Company to E-House (China) Capital Investment Management Limited (“E-House”) at an aggregate consideration of RMB48,000,000;(b) the sale and transfer by Jupai Holding Inc. of 12,918,340 shares of Ordinary Shares, par value of US$0.0005 per share, of the Company to E-House at an aggregate consideration of RMB48,000,000 and 12,918,340 shares of Ordinary Shares, par value of US$0.0005 per share, of the Company to SINA Hong Kong Limited (“SINA”) at an aggregate consideration of RMB48,000,000, which will be re-designated into 25,836,680 Series B Preferred Shares at the closing of Series B financing (collectively, the “Series B Preferred Shares”).

WHEREAS, it is a condition precedent to the consummation of transaction contemplated under the Series B Share Purchase Agreement that the parties hereto enter into this Agreement to govern certain rights of the Investors.

WHEREAS, the Parties intend that this Agreement shall take effect subject to and immediately following the Series B Closing, from and as of the date of the Series B Closing (the “Effective Date”).

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the parties hereby agree as follows:

1.         DEFINITIONS.

1.1.      Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means (a) with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; and (b) in the case of an individual, shall include, without limitation, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons. In the case of a Preferred Holder, shall include (i) any Person who holds the Preferred Shares as a nominee for such Preferred Holder, (ii) any shareholder of such Preferred Holder, (iii) any entity or individual who has a direct or indirect interest in such Preferred Holder (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Preferred Holder or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, a Preferred Holder shall not be deemed to be an Affiliate of any Group Company.

“Applicable Purchase Price” means (i) with respect to the Series A Preferred Shares, the purchased price paid by the Series A Investor for Series A Preferred Shares pursuant to the Series A Share Purchase Agreement; and (ii) with respect to the Series B Preferred Shares, the purchased price paid by the Series B Investor for the Series B Preferred Shares pursuant to the Series B Share Purchase Agreement

“Board” means the Board of Directors of the Company as from time to time constituted.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, Hong Kong, the People’s Republic of China or New York.

“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction.

“Control Documents” has the meaning ascribed to that term in the Series B Share Purchase Agreement.

“Conversion Shares” means Ordinary Shares issuable or issued upon conversion of the Preferred Shares.

“Domestic Entity” has the meaning given to that term in the preamble herein.

“Director Indemnification Agreement” means the indemnification agreement entered into among the Company, the Series B Director and the Series B Investor as of the date hereof.

“Effective Date” has the meaning ascribed to that term in the Recitals.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time.

“Family Members” means, with respect to any Person, his/her immediate family members including his or her spouse, siblings, children or grandchildren.

“Group Companies” includes without limitation the Company, the Hong Kong Company, the WFOE, the Domestic Entity and any controlled Affiliate of each of the Company, the Hong Kong Company, WFOE, and the Domestic Entity that is not a natural person (each a “Group Company”).

“Hong Kong Company” has the meaning ascribed to it in the preamble herein.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Investors” has the meaning given to that term in Preamble hereto.

“Investment Securities” means the Ordinary Shares, Preferred Shares, and Conversion Shares held by the Investors.

“Majority Holders” means collectively, the holders of a simple majority of the voting power of the Series A Preferred Shares, and the holders of a simple majority of the voting power of the Series B Preferred Shares.

“Memorandum and Articles” means the amended and restated memorandum of association and articles of association of the Company previously adopted by resolution in writing of all shareholders of the Company.

“Ordinary Shares” means the Ordinary Shares in the share capital of the Company, par value of US$0.0005 per share.

“Ordinary Share Equivalent” means, with respect to any shareholder of the Company, Ordinary Shares owned by such shareholder together with the Ordinary Shares into or for which any issued and outstanding Preferred Shares or any other issued and outstanding convertible securities (excluding, for the avoidance of doubt, unexercised options or warrants) owned by such shareholder shall be convertible.

“Person” or “person” shall be construed as broadly as possible and shall include an individual, a partnership, a limited liability company, a company, an association, a trust, a joint venture or unincorporated organization and any government organization or authority.

“PRC” means, for the purpose of this Agreement, the Peoples’ Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and the Islands of Taiwan.

“PRC GAAP” means the generally accepted accounting principles of the PRC, applied on a consistent basis.

“Preferred Holders” means the holders of Preferred Shares and/or Ordinary Shares issued upon conversion of the Preferred Shares (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such shares and the like), and their permitted transferees and assigns.

“Preferred Shares” means Series A Preferred Shares and Series B Preferred Shares.

“Qualified IPO” has the meaning given to such term in the Memorandum and Articles of the Company, as amended from time to time.

“Right of First Refusal and Co-Sale Agreement” means the Right of First Refusal and Co-Sale Agreement among the Investors, the Company, the Founding Shareholders, the Founders, the Key Holder Holdcos, the Key Holders and the other parties described therein dated as of the date of this Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time.

“RMB” means Renminbi, the legal tender currency of the PRC

“SEC” means the U.S. Securities and Exchange Commission, as constituted from time to time.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

“Series A Closing” has the meaning given to the defined term of “Closing” in the Series A Share Purchase Agreement.

“Series A Preferred Shares” means the Company’s Series A Preferred Shares as defined in the Memorandum and Articles.

“Series A Purchase Price” has the meaning given to the defined term of “Purchase Price” in the Series A Share Purchase Agreement.

“Series A Share Purchase Agreement” has the meaning given to that term in Recital herein.

“Series B Preferred Shares” means the Company’s Series B Preferred Shares as defined in the Memorandum and Articles.

“Series B Closing” has the meaning given to the defined term of “Closing” in the Series B Share Purchase Agreement.

“Series B Director” has the meaning given to such term in Section 6.1.

“Series B Share Purchase Agreement” has the meaning given to that term in Recital herein.

“Series B Purchase Price” has the meaning given to the defined term of “Purchase Price” in the Series B Share Purchase Agreement.

“Stock Option Plan” means an equity incentive plan of the Company to be approved by the Board or the compensation committee under the Board including the affirmative vote of the Series B Director.

“Trade Sale” means either (i) any consolidation, amalgamation, scheme of arrangement or merger of the Company with or into any other Person or other corporate reorganization, in which the members of the Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, (ii) a sale, transfer, lease or other disposition of all or substantially all of the assets of the Company (or any series of related transactions resulting in such sale, transfer, or lease of all or substantially all of the assets of the Company) or (iii) the exclusive licensing of all or substantially all of the Company’s intellectual property to a third party.

“Transaction Documents” means collectively this Agreement, the Series B Share Purchase Agreement, the Right of First Refusal and Co-Sale Agreement, the Memorandum and Articles, the Director Indemnification Agreement and the Management Right Letter.

“U.S. GAAP” means the generally accepted accounting principles of the United States of America, applied on a consistent basis.

1.2.                  Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings given to them in the Series B Share Purchase Agreement.

2.                            INFORMATION AND INSPECTION RIGHTS.

2.1.                  Delivery of Financial Statements. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any of the Preferred Shares and the Conversion

Shares remains outstanding or subsisting, it will deliver the following to the Preferred Holders with respect to the Company and each Founder shall cause the Company to do so:

(a)                                      Within 90 days after the end of each fiscal year of the Company each year, a consolidated annual financial statement including income statement and statement of cash flows for the Group Companies for such fiscal year and a consolidated balance sheet for the Group Companies as of the end of the fiscal year, audited and certified by an independent certified public accountant with international reputation as approved by the Board including the affirmative consent of the Series B Director which consent shall not be unreasonably withheld or delayed, and a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget, all prepared in accordance with the U.S. GAAP or IFRS;

(b)                                      Within 30 days after the end of each fiscal quarter of the Company, a consolidated unaudited income statement and statement of cash flows for such fiscal quarter and a consolidated unaudited balance sheet for the Group Companies as of the end of such fiscal quarter, and a management report including a comparison of the financial results of such fiscal year with the corresponding quarterly budget, all prepared in accordance with the U.S. GAAP or IFRS (except for year-end adjustments and except for the absence of notes);

(c)                                       within twenty-one (21) days after the end of each calendar month, unaudited monthly consolidated financial statements of the Group Companies, together with a management report including a comparison of financial results with the corresponding monthly budget;

(d)                                      No later than forty-five (45) days prior to the end of each fiscal year, an annual budget of the Group Companies for the succeeding fiscal year;

(e)                                       Copies of all other documents or other information sent to any Person in such Person’s capacity as a shareholder of the Company; and

(f)                                        Copies of all other documents or other information as the Preferred Holders may reasonably request.

All financial statements to be provided to the Preferred Holders pursuant to this Section 2.1 shall be prepared in conformance with the U.S. GAAP or IFRS, as amended and interpreted from time to time.

2.2.                  Inspection Rights. Each of the Group Companies covenants and agrees that, commencing on the date of this Agreement, it shall permit each of the Preferred Holders, at its own expense, by itself or through its authorized agent, to (a) visit and inspect, during normal business hours following reasonable notice by such Preferred Holder to the Company, any of the properties of the Group Companies, and examine the books of account and records of the Group Companies and; (b) discuss the affairs, finances and accounts of the Group Companies with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested in writing by such Preferred Holder.

2.3.                  Termination of Rights. The foregoing information and inspection rights shall terminate upon the earlier of (i) the closing of a firm commitment underwritten initial public offering of the Company’s securities in which the Preferred Holders receives cash or securities that have been registered for sale on an internationally recognized securities exchange pursuant to all applicable securities laws and regulations applicable to such securities exchange; or (b) the Liquidation Event (as defined in the Memorandum and Articles), either voluntarily or involuntarily, including any Deemed Liquidation Event as defined in the Memorandum and Articles.

2.4.                  Information Rights (Post-IPO). The Company covenants and agrees that, for a period of six (6) months following the closing of a Qualified IPO, unless otherwise instructed by the Preferred Holders, the Company shall deliver to the Preferred Holders copies of the Company’s quarterly, interim and annual reports to shareholders and all other filings required to be made with the Commission or governmental agencies inside or outside the United States promptly after such documents are filed with the appropriate securities exchange or regulatory authority.

3.                            REGISTRATION RIGHTS.

3.1.                  Applicability of Rights. The Holders (as defined in Section 3.2(d) below) shall be entitled to the following rights with respect to any potential public offering of Ordinary Share in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

3.2.                  Definitions. For purposes of this Section 3:

(a)                                      Registration. The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b)                                      Registrable Securities. The term “Registrable Securities” means: (i) any Ordinary Share of the Company issued or to be issued upon conversion of Preferred Shares; (ii) any Ordinary Share of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (iii) any other Ordinary Share owned or hereafter acquired by the Preferred Holders, including, without limitation, any Ordinary Shares issued in respect of the Ordinary Shares described in (i)-(iii) of this subsection 3.2(b) upon any share split, share dividend, recapitalization or a similar event; and (iv) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a person in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144, or in a registered offering, or otherwise.

(c)                                       Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Preferred Shares which are convertible into Ordinary Shares.

(d)                                      Holder. For purposes of this Section 3, the term “Holder” means any person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder in a permitted transfer, to whom rights under this Section 3  have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of Preferred Shares convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register Preferred Shares and that (ii) until just prior to the declaration of effectiveness of the registration statement for the offering to which a given registration relates, Holders of Registrable Securities will not be required to convert their Preferred Shares into Ordinary Shares in order to exercise the registration rights granted hereunder.

(e)                                       Form F-3 and Form S-3. The terms “Form F-3” and “Form S-3” mean such respective forms under the Securities Act as is in effect on the date hereof or any successor or comparable registration forms under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

3.3.                            Demand Registration.

(a)                                 Request by Holders. If the Company shall at any time after an initial underwritten public offering of its Ordinary Shares (other than pursuant to a registration statement related either to the sale of securities to employees of the Company pursuant to a share option, share purchase or similar plan or an SEC Rule 145 transaction), receive a written request from the Holders of at least 25% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least 25% of the Registrable Securities then outstanding pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after their receipt of the Request Notice, subject only to the limitations of this Section 3.3.

(b)                                 Underwriting. If the Holders initiating the registration request under this Section 3.3 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice referred to in subsection 3.3(a). In the event of an underwritten offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the initiating

Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any Domestic Entity or any Affiliate of the Company or any Domestic Entity). If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)                                  Maximum Number of Demand Registrations. The Company shall have no obligation to effect more than three (3) registrations pursuant to this Section 3.3.

(d)                                 Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(e)                                  Expenses. The Company shall pay all expenses (excluding only underwriters’ discounts and commissions relating to the Registrable Securities sold by the Holders) incurred in connection with any registration pursuant to this Section 3.3, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and reasonable fees and expenses (including disbursements) of one (1) outside counsel for the Holders selected by them. Each Holder participating in a registration pursuant to this Section 3.3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, and commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 3.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 3.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (l) such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 3.3.

3.4.                            Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)                                 Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer, unless such offering is the initial public offering of the Company’s securities, in which case, all of the requested Registrable Securities may be excluded if the managing underwriter(s) make the determination described above and no other Holder’s securities are included; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any Domestic Entity or any Affiliate of the Company or any Domestic Entity) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)                                 Expenses.  The Company shall pay all expenses (excluding only underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 3.4, including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and reasonable fees and expenses (including disbursements) of one (1) outside counsel for the Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld.

(c)                                  Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

3.5.                            Form F-3 and Form S-3 Registration. After its initial public offering, the Company shall use its best efforts to qualify for registration on Form F-3, Form S-3 or any comparable or successor form as early as possible and use best efforts to maintain such qualification thereafter. If the Company is qualified to use Form F-3 or Form S-3, any Holder or Holders shall have a right to request at any time from time to time (such request shall be in writing) that the Company effect a registration on either Form F-3 or Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and upon receipt of each such request, the Company will:

(a)                                 Notice.  Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)                                 Registration.  As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:

(i)                                     if Form F-3 or Form S-3 becomes unavailable for such offering by the Holders:

(ii)                                  if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable

Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;

(iii)                               if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a); or

(iv)                              in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)                                  Expenses. The Company shall pay all expenses (excluding only underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Section 3.5, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and reasonable fees and expenses (including disbursements) of one (1) outside counsel for the Holders selected by them.

(d)                                 Maximum Frequency. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.5.

(e)                                  Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.5, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, including the Series B Directors, if any, it would be materially detrimental to the Company and its shareholders for such Form F-3 or Form S-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such one hundred ninety (90) days period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(f)                                   Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above.

(g)                                  Underwriting. If the requested registration under this Section 3 is for an underwritten offering, the provisions of Section 3.3(b) shall apply.

3.6.                            Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)                                      Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered hereunder, keep any such registration statement effective for a period of up to one hundred eighty (180) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever occurs first. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)                                      Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred eighty (180) days, or until the distribution described in such registration statement is completed, if earlier.

(c)                                       Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)                                      Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)                                       Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)                                   Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days.

(g)                                  Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.7.                            Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably necessary or advisable to timely effect the Registration or other qualification of their Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 3.3 or Section 3.5 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 3.3(a) or Section 3.5(b)(ii), whichever is applicable.

3.8.                            Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4 or 3.5:

(a)                                 By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)                                     any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)                                  the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii)                               any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person of such Holder.

(b)                                 By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this subsection 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Section 3.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises, except in the case of willful fraud by such Holder.

(c)                                  Notice. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.

(d)                                 Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)                                  Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, except in the case of willful fraud; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f)                                   Survival. The obligations of the Company and Holders under this Section 3.8 shall survive until the fifth (5th) anniversary of the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

3.9.                  Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)                                           Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public, so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)                                           File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company;

(c)                                            So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual, or quarterly report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.10.           Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 3.3, 3.4 or 3.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering (i) five (5) years after the consummation of a Qualified IPO, (ii), if, in the opinion of counsel to the Company satisfactory to the Holder, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 or another similar exemption under the Securities Act in one (1) transaction without exceeding the volume limitations thereunder, or (iii) upon a Liquidation Event (as defined in the Memorandum and Articles) of the Company.

3.11.           Limitations on Subsequent Registration Rights. Without the prior written consent of the Holders of not less than a majority of Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights that would allow such person or entity (a) to include such securities in any registration filed under Section 3.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 3.3(a) or within one hundred twenty (120) days of the effective date of any registration statement effected pursuant to Section 3.3.

3.12.           “Market Stand-Off” Agreement. Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or stand-off agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration seven (7) days prior to, and for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Holder under this Section 3.12 are subject to the following conditions: (i) the lock-up or stand-off agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering; (ii) all directors, officers, and holders of one percent (1%) or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lock-up or stand-off agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release, prior to any other holder of Company’s securities, including director, officer, or holder of one percent (1%) or more of any class of securities of the Company subject to such restrictions; and (iv) the lock-up or stand-off agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or stand-off agreement substantively identical to that signed by the transferring Holder. The Company may impose a stop-transfer instruction with respect to Registrable Securities subject to any such lock-up or stand-off agreement but shall remove such instruction immediately upon expiration of the underlying restrictions.

4.                            GENERAL RIGHT OF PARTICIPATION.

4.1.                  General. No New Securities (as defined in Section 4.3) shall be issued by the Company following the Series B Closing without prior written consent of Majority Holders which consent shall not be unreasonably withheld or delayed. Subject always to the foregoing, holders of Preferred Shares and the Affiliates of such holders to which rights under this Section 4 have been duly assigned in accordance with Section 5.3 (each a “Participation Rights Holder”) shall have a right of first offer to purchase such Participation Rights Holder’s pro rata share (as defined below), of all (or any part) of any New Securities (as defined in Section 4.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

4.2.                  Pro Rata Share. A Participation Rights Holder’s “pro rata share” for purposes of the Right of Participation is the ratio of (i) the number of Ordinary Share Equivalents then held by such Participation Rights Holder, to (ii) the sum of the total number of Ordinary Shares (assuming full conversion and exercise of all convertible or exercisable securities, including such Participation Rights Holder’s Ordinary Share Equivalents) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

4.3.                  New Securities. “New Securities” shall mean any shares of the Company designated as “preferred shares,” Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such preferred shares, Ordinary Share and securities of any type whatsoever that are, or may become, convertible or exchangeable into such preferred shares, Ordinary Share or other voting shares, provided, however, that the term “New Securities” shall not include:

(a)                                           the Preferred Shares and the Ordinary Shares issuable upon conversion thereof;

(b)                                           12,048,193 Ordinary Shares issued to officers, directors, employees and consultants of the Company pursuant to the Stock Option Plan or other incentive arrangements approved by the Board of the Company including the affirmative vote of the Series B Director (collectively, “Incentive Shares”);

(c)                                            Ordinary Shares issued or issuable as a dividend or distribution generally to members of the Company in proportion to their holdings of Ordinary Shares (with all issued and outstanding Preferred Shares counted as issued and outstanding Ordinary Shares on an as-converted basis);

(e)                                            Ordinary Shares issued or issuable as a result of any share split or share consolidations or the like which does not affect the shareholding percentages of the Shareholders in the Company; and

(f)                                             Ordinary Shares issued or issuable pursuant to an offer for subscription made by the Company upon a Qualified IPO.

4.4.                  Procedures.

(a)                                           First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and the type of New Securities and the price and the terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have fifteen (15) days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to all of such Participation Rights Holder’s pro rata share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s pro rata share). If any Participation Rights Holder fails to confirm in writing within such fifteen (15) day period to purchase such Participation Rights Holder’s full pro rata share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its pro rata share of such New Securities that it did not confirm to purchase.

(b)                                           Second Participation Notice; Oversubscription. If any New Securities which were available for purchase by a Participation Rights Holder under Section 4.4(a) are not subscribed for in accordance with that subsection, the Company shall promptly give notice (the “Second Participation Notice”) to each Participating Rights Holders who exercised its Right of Participation with respect to its full pro rata share (the “Right Participants”) in accordance with subsection (a) above. The Right Participants shall have ten (10) days from the date of receipt of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its pro rata share of the New Securities, stating the number of the additional New Securities it proposes to buy. Such notice may be made by telephone if confirmed in writing within two (2) Business Days thereafter. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities which remain available for purchase, the oversubscription of each Right Participant will be cut back by the Company to the number equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Ordinary Share Equivalents held by each oversubscribing Right Participant notified and the denominator of which is the total number of Ordinary Share Equivalents held by all the oversubscribing Right Participants. Each oversubscribing Right Participant shall be obligated to buy such number of additional New Securities as determined by the Company pursuant to this subsection (b) and the Company shall so notify the Right Participants within fifteen (15) Business Days of the date of the Second Participation Notice.

4.5.                  Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation, after fifteen (15) days following the delivery of the First Participation Notice, the Company shall have sixty (60) days thereafter to offer the New Securities described in the First Participation Notice (with respect to which the Participation Rights Holders’ rights of first refusal hereunder were not exercised) at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such 60-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Right Participants pursuant to this Section 4.

4.6.                  Adjustment. Without prejudice to the Preferred Holders’ rights under the preceding provisions, the Company shall ensure that under no circumstance shall any New Securities be issued at a per share price lower than the Applicable Purchase Price. In the event that for whatsoever reason any New Securities of the Company are issued at a per share price lower than the Applicable Purchase Price, at the option of the holder holding a simple majority of the Series A Preferred Shares or Series B Preferred Shares, the Company shall be obligated to (a) pay the difference between the Applicable Purchase Price and the issue price of New Securities in cash to the Preferred Holder respectively; (b) issue additional Series A Preferred Shares to a Preferred Holder of Series A Preferred Shares and/or Series B Preferred Shares to a Preferred Holder of Series B Preferred Shares, as applicable, to ensure that the number of applicable class of Preferred Shares held by the Preferred Holders respectively is equal to such number of shares obtained by dividing the Applicable Purchase Price paid by each of the Preferred Holders by the issue price of the New Securities; or (c) adjust the Applicable Conversion Price (as defined in the Memorandum and Articles) as set forth in Article 7.5 of the Memorandum and Articles. The holder of Ordinary Shares, the Founders and the Key Holders shall be jointly liable for the aforesaid payment or adjustment.

4.7.                  Termination. The Right of Participation shall terminate upon completion of a Qualified IPO or a Trade Sale.

5.                            ASSIGNMENT.

Notwithstanding anything herein to the contrary:

5.1.                  Information Rights. The rights of each of the Preferred Holders under Sections 2.1 and 2.2 are transferable prior to a Qualified IPO to any person who holds or is acquiring Investment Securities in a permitted transfer; provided, however, that Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

5.2.                  Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to Section 3 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) of at least 1,000,000 shares of such securities (subject to adjustment for share splits, share dividends, reclassification or the like) (or if the transferring Holder owns less than 1,000,000 shares of such securities, then all Registrable Securities held by the transferring Holder), or (ii) that is an Affiliate of the Holder; provided, however, that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

5.3.                  Rights of Participation. The Preferred Holders’ Rights of Participation under Section 4 are fully assignable to any person who holds or is acquiring Investment Securities in a permitted transfer; provided, however that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

6.                        BOARD REPRESENTATION RIGHTS; CERTAIN PREFERRED HOLDER RIGHTS.

6.1.              Board of Directors. The Board shall initially comprise of four (4) directors. The Preferred Holder holding a simple majority of the Series B Preferred Shares shall be entitled to appoint one (1) Director (“Series B Director”) and shall have the exclusive right to remove and replace such Series B Director. In no circumstance shall the right of the Holder of Series B Preferred Shares to appoint one director to the Board be removed. Jupai Holding Inc. and Century Crest Global Limited shall be jointly entitled to appoint three (3) directors (the “Ordinary Directors”) and shall have the exclusive right to remove and replace such Ordinary Directors. The Chief Executive Officer of the Company, initially to be Mr. Tianxiang HU, shall be appointed by the Board including the affirmative vote of the Series B Director.

6.2.                  Board Observers. Each of the holder holding a simple majority of Series A Preferred Shares and the minority holders of Series B Preferred Shares shall have the right to designate one (1) non-voting observer (the “Observers”) who shall have the right to attend and observe (but not to vote at) meetings of the Board, and, concurrently with the members of the Board, to receive notices of all meetings of the Board and copies of all documents provided to any member of the Board.

6.3.                  No Other Directors or Observers. The Company shall not grant any additional Board seats or observer rights without the prior written consent of the Majority Holders.

6.4.                  Board; Quorum; Meetings, Etc, The Company’s Articles of Association shall provide for a quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) of the Board of at least three (3) directors, including the Series B Director (or its proxy). Notices and agendas of Board meetings as well as copies of all board papers shall be sent to the Series B Director and the Observer at least fourteen (14) days prior to the relevant Board meeting. The Company shall hold Board meetings at least once in each fiscal quarter after the Closing.

6.5.                  Board of Directors of each Group Company. Unless otherwise agreed by the Majority Holders, each Group Company shall, and the Founders shall cause (i) each such Group Company to have a board of directors or similar governing body (the “Subsidiary Board”), (ii) the authorized size of each Subsidiary Board at all times to be the same authorized size as the Board, and (iii) the composition of each Subsidiary Board at all times to have the same board composition (including the Observers) with the Company as determined in accordance with Section 6.1.

6.6.                  Expenses. The Company shall reimburse the Directors and the Observers for all reasonable expenses relating to all Board activities, including, without limitation, expenses or fees incurred in relation to attending the Board meetings or meetings of any committee. The Company shall also provide customary director insurance coverage for, and indemnification of, the Directors.

6.7.                  Establishment of Compensation Committee and Audit Committee. As reasonably practicable as possible following the Effective Date, upon request by the Series B Director, the Company shall establish and maintain (i) a Compensation Committee and (ii) an Audit Committee, and the Series B Director shall be a member of each of the Compensation Committee and the Audit Committee. The Compensation Committee shall have the power and authority to (A) approve the guidelines of, and administer the Company’s share incentive plans (including the Stock Option Plan) and to grant options thereunder, and (B) approve all management compensation levels and arrangements, and shall have such other powers and authorities as the Board shall delegate to it. The Audit Committee shall select the auditors of the Company and approve the scope of the Company’s annual audit, and shall have such other powers and authorities as the Board shall delegate to it. All the approvals or resolutions of the Compensation Committee and Audit Committee shall include the affirmative vote of the Series B Director (which shall not be unreasonable withheld or delayed by Series B Director).

6.8.                  Assignment and Termination. The rights of the holders of Series B Preferred Shares set forth in this Section 6 are fully assignable to any person who holds or is acquiring Series B Preferred Shares in a permitted transfer; provided, however that all the holders of the Series B Preferred Shares (including any Ordinary Share converted therefrom) shall have the right to appoint only one (1) Series B Director; provided further, the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6. The rights of the holders of Series B Preferred Shares in this Section 6 shall terminate upon completion of a Qualified IPO.

7.                            PROTECTIVE PROVISIONS

7.1.                  For so long as any Preferred Shares or Conversion Shares remain outstanding, in addition to any other vote or consent required elsewhere in this Agreement, the Memorandum and Articles or by any applicable statute, each of the Company and the Group Companies hereby covenants and agrees with the Preferred Holders that it shall not, and the holders of Ordinary Shares, the Founders and the Key Holders shall procure that the Company and each Group Company will not, directly or indirectly, without (i) the written approval of the Preferred Holder holding a simple majority of Series A Preferred Shares, and (ii) the written approval of the Preferred Holder holding a simple majority of Series B Preferred Shares (voting or consenting as a separate class) (the “Relevant Majority”), or, alternatively, the approval of the Board including the affirmative vote of the Series B Director, provided that the foregoing approvals shall not be unreasonably withheld or delayed by the Majority Holders or the Series B Director, take any action (whether by amendment of the Memorandum or the Articles, through any merger, amalgamation, combination or similar transaction or otherwise, and whether in a single transaction or a series of related transactions), provided that, where any act listed below requires a Special Resolution of the Members in accordance with the Law, and if the Members vote in favour of such act but the approval of the Relevant Majority has not yet been obtained, each Preferred Shareholder who votes against such act at a meeting of the Shareholders shall have two times the voting rights of each Member who votes in favour of such resolution:

(a)                                           any change in any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the holders of Preferred Shares;

(b)                                           the authorization, creation or issuance of any class or series of securities (or warrants, options or similar rights to acquie such secrities) having any right, preference or priority superior to or on a parity with the Preferred Shares or any new issuance of debt or equity secuirty (or warrants, options or silimar rights to acquire such securities) of the Company and any other Group Companies other than issuances to employees, directors and consultants pursuant to the Stock Option Plan approved by the Board including the affirmative vote of the Series B Director(which shall not be unreasonably withheld or delayed by the Series B Director);

(c)                                            any repurchase or redemption of its shares (other than pursuant to the terms of this Agreement, or conditions upon which such shares are issued and in both cases in accordance with the re-purchase or redemption provisions in the Company’s Memorandum and Articles ) and the issuance of shares with such rights of repurchase or reemption;

(d)                                           any stock split, share consolidation or stock dividend, reclassification or other forms of re-structuring of capital of the Company or any Group Company;

(e)                                            any amendment or repeal of any provision of the memorandum and articles of association of the Company or any Group Company that may cause an amendment, alteration or cancellation of the rights, preferences, privilage or powers of the Preferred Holders;

(f)                                             the liquidation or dissolution of the Company or any other Group Companies; or

(g)                                            any amendment to or termination of any Control Documents.

7.2.                            For so long as any Series B Preferred Shares remain outstanding, in addition to any other vote or consent required elsewhere in this Agreement, the Memorandum and Articles or by any applicable statute, each of the Company and the Group Companies hereby covenants and agrees with the Preferred Holders that it shall not, and the holders of Ordinary Shares, the Founders and the Key Holders shall procure that the Company and each other Group Companies will not, directly or indirectly, without the approval by the holders of a simple majority of Series B Preferred Shares or by the Board of Directors of each Group Company including the affirmative vote of the Series B Director, which shall not be unreasonably withhold or delayed, take any action (whether by amendment of the Memorandum and the Articles, through any merger, amalgamation, combination or similar transaction or otherwise, and whether in a single transaction or a series of related transactions), provided that, where any act listed below requires a Special Resolution of the Members in accordance with the Law, and if the Members vote in favour of such act but the approval of the simple majority of Series B Preferred Shareholders has not yet been obtained, each Series Preferred B Shareholder who votes against such act at a meeting of the Shareholders shall have two times the voting rights of each Member who votes in favour of such resolution:

(a)                                 any change in the scope, nature of the business or any material change in the business activities of the Company and any other Group Companies, expanding the business of the Company and any other Group Companies into any new field, or cease of conducting or carrying on the business of any Group Company substantially as now conducted;

(b)                                 any acquisition or merger, sale, consolidation, joint venture, establishment of any subsidiary, strategic alliance of any Group Company with or into one or more entities; or any reorganisation or change of the controlling voting rights of the Company and/or any other Group Companies;

(c)                                  any issuance by any Group Company of any new securities or any instruments that are convertible into securities, excluding (x) any issuance of Ordinary Shares upon conversion of Preferred Shares, (y) any issuance of Ordinary Shares (or options or warrants therefor) under any written equity incentive plans approved by the Board of Directors (including the affirmative vote of the Series B Director);

(d)                                 any addition, modification or deletion of any shareholders’ agreement, memorandum or charter documents of the Company and/or any other Group Companies;

(e)                                  any transaction or series of transactions in which excess of 50% of any Group Company’s voting power is transferred or in which all or substantially all the assets of any Group Company are sold;

(f)                                   any license, permit or authorization by the Group Company to a third party to use its Intellectual Property Rights;

(g)                                  any increase or decrease in the authorized size of the Board of Directors of any Group Company, or any change or amendment to the appointment method of the directors;

(h)                                 borrowing any money or obtaining any financial facilities of an aggregate amount in excess of RMB5,000,000 except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(i)                                     acquisition of any share capital or other securities of any entity or the establishment of any new direct or indirect subsidiary of any Group Company or any subsidiary or affiliated company of any Group Company;

(j)                                    entry into any commercial contract of a contractual amount in excess of RMB3,000,000 outside the ordinary course of business of a Group Company;

(k)                                 entry into any transaction or a series of transactions of an aggregate amount in excess of RMB3,000,000 outside the ordinary course of business of a Group Company;

(l)                                     any public offering of any debt or equity securities, and the terms on professional intermediary institution, date and place and price of such offering;

(m)                             any debt or equity financing of the Company and/or other Group Companies;

(n)                                 any sale, transfer, license, creation of charge or encumberance on or otherwise disposal of any trademarks, patents or other intellectual property owned by the Group Companies;

(o)                                 any declaration or distribution of profits amongst the shareholders by way of dividend in cash or specie, (interim and final) capitalization of reserves or otherwise;

(p)                                 settlement, implement, or alteration of the terms of any bonus (other than as approved in the approved annual budget) or profit sharing scheme or any employee share option plan or share participation schemes, or any issuance of shares or options to any individual under any share option or incentive plan of any Group Company;

(q)                                 any transaction (either in one transaction or in a series of related transactions) involving a Group Company, on the one hand, and any of a Group Company’s shareholders, directors or officers or any Affiliate of a Group Company’s shareholder or any of its officers, directors or shareholders, on the other hand;

(r)                                    any matter in which a Group Company pledges its assets or acts as a guarantor or provide other security interest in favor of any third party;

(s)                                   any transfer, pledge, lien, encumberance or otherwise disposal of shares, equity or other interests of any Group Company;

(t)                                    the appointment or removal of Chairman of the board of directors, Chief Executive Officer (or General Manager), the Deputy General Manager, Chief Financial Officer, and/or Chief Operational Officer (or any equivalent position) of any Group Company; or any adoption or modification of any standard labour contract or senior management’s warefare scheme;

(u)                                 any change or alteration of the financial and accounting policies previously adopted or change the financial year of the Company, or the appointment or removal of the auditors, of any Group Company;

(v)                                 any increase in compensation of any of employees of the Group Companies by more than fifty percent (50%) in a twelve (12) month period if before such increase such employee’s gross annual salary is equal to or greater than RMB500,000 (or its equivalent in another currency); and/or

(w)                               the adoption of any annual budget, and any modification amounting to 10% of such budget.

8.                                      COVENANTS.

8.1.                            Use of Proceeds. The Company shall, and the holders of Ordinary Shares, the Founders and the Key Holders shall ensure that the Company will, use any proceeds from the sale of the Series A Preferred Shares and the Series B Preferred Shares (the “Proceeds”) to meet the working capital requirements of the Group Companies’ business and/or for the Group Companies’ business development, mergers and acquisitions, funding of working capital needs, and other purposes set forth in the Company’s budget and business plan as approved by the Preferred Holders. Other than the foregoing, the Proceeds shall in no event be applied or used to repay or settle any indebtedness owing by any Group Company to any of its shareholders, directors, officers or any other persons related in whatever respect with any of the foregoing parties without the prior written consent of the Preferred Holders which consent shall not be unreasonably withheld.

8.2.                            Conduct the Business of the Group Companies. The Group Companies, the holders of Ordinary Shares, the Founders and the Key Holders jointly and severally undertake to the Preferred Holders that, unless otherwise approved by the Board of Directors of the Company (which such action must include the affirmative consent of the Series B Director which consent shall not be unreasonably withheld or delayed), the Company shall (i) cause WFOE to enforce each of the Onshore Reorganization Documents (as defined in the Series A Share Purchase Agreement) to which it is a party; (ii) not permit WFOE to approve any material amendment, alteration, termination or waiver of any of the Onshore Reorganization Documents (as defined in the Series A Share Purchase Agreement) to which it is a party; and (iii) use best efforts to, and cause WFOE and each other Group Company that is directly controlled by the Company or WFOE through ownership of voting securities to use best efforts to, cause each of the other Group Companies (including without limitation the Domestic Entity) to conduct the business of such Person in the ordinary course as it is currently being conducted in accordance with applicable laws, regulations and rules, and strengthen their corporate governance, financial reporting processes, operations and internal controls. In the event of any change in applicable laws, regulations or rules, the Group Companies shall, and the holders of Ordinary Shares shall cause the Group Companies to, undertake all necessary action so as to ensure that the principal businesses may continue to be operated.

8.3.                            Compliance with Law and Instruments. The Group Companies, the holders of Ordinary Shares, the Founders and the Key Holders jointly and severally undertake to the Preferred Holders to cause WFOE and any other Group Company that is controlled by the Company or WFOE through ownership of voting securities, and to use best efforts to cause each of the other Group Companies, to comply with such Person’s memorandum of association, articles of association, business license, or other constitutional or governance documents, each as may be amended from time to time, unless the Board of Directors of the Company directs otherwise (which such action must include the affirmative consent of the Series B Director which consent shall not be unreasonably withheld). Without limiting the generality of the foregoing, none of the Group Companies shall, and the Parties (other than the Preferred Holders) shall cause each Group Company not to, and the Parties shall ensure that its and their respective Affiliates and its respective officers, directors, and representatives shall not, directly or indirectly, (i) offer or give anything of value to any Public Official with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Group in obtaining or retaining business, (ii) take any other action, in each case, in violation of the Foreign Corrupt Practices Act of the United States of America, as amended (as if it were a US Person), or any other applicable similar anti-corruption, recordkeeping and internal controls Laws, or (iii) establish or maintain any fund or assets in which any Group Company has proprietary rights that have not been recorded in its books and records of Group Company.

8.4.                            Government filings and registration. The Company shall ensure that all filings and registrations with the PRC authorities required in respect of the Group Companies, the holders of Ordinary Shares, the Founders and the Key Holders, including the registrations with the Ministry of Commerce, the Ministry of Information Industry, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, tax bureau, customs authorities, product registration authorities, health regulatory authorities and the local counter part of each of the aforementioned governmental authorities, as applicable, shall be duly completed in accordance with the relevant rules and regulations. The Company, the holders of Ordinary Shares, the Founders and the Key Holders jointly and severally undertake to cause any Person who currently or in the future directly or indirectly holds any Shares of the Company and who is a PRC Resident (as defined in the Share Purchase Agreement) to comply with the registration and any other requirements of Circular 75 (as defined in the Series B Share Purchase Agreement), and in the event such Person fails to comply with the applicable SAFE registration or reporting requirements under the Circular 75, the Parties (other than the Investors) shall use their best efforts to promptly cause such Person to cease to be a holder or beneficial owner of any Shares of the Company.

8.5.                            Full-time Commitment and Non-Compete.

(a)                                 Each Founder hereby undertakes to the Preferred Holders and the Group Companies to remain employed by the Company or any other Group Company for at least five (5) years from the Series B Closing and to devote his/her full working time and attention exclusively to the business of the Group Companies and use his or her best efforts to promote the Group Companies’ interests until at least twenty-four (24) months after the Qualified IPO, unless his/her employment is terminated by any Group Company earlier.

(b)                                 Each Founder undertakes and covenants to the Preferred Holders that, as long as he remains an employee of any of the Group Companies, he shall commit all of his efforts to furthering the business of the Group Companies and shall not, without the prior written consent of the Majority Holders which consent shall not be unreasonably withheld or delayed, either on his/her own account or through any of his/her Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity whether (A) through the ownership of any equity interest in such entity, or (B) by occupying half or more of the board seats of the entity; or (C) by contract or otherwise; or (ii) devote time to carry out the business operation of any other entity.

(c)                                  Each Founder and each Key Holder hereby undertakes to the Preferred Holders and the Group Companies not to directly or indirectly, without prior written consent of the Majority Holders which consent shall not be unreasonably withheld or delayed, during the period in which he holds any Shares in the share capital of the Company and/or within the twenty-four (24) months after he ceases his or her employment with the Group (the “Restricted Period”), whether on his/her own account or on behalf of any other person, firm or company:

(i)                                     solicit (in connection with any business of a type then carried on by the Group Companies) interfere with or endeavour to entice away from any Group Company any person, firm or company who at any time during the period of one year immediately preceding such cessation, was to his/her knowledge a material customer, client, supplier, agent, distributor, or an employee (not being a junior employee) or consultant (by whatever title called) of a Group Company; or

(ii)                                  seek to interfere with the continuance of the supply of goods or services to any Group Company or the terms of any such supply; or

(iii)                               carry on, engage in or be concerned or interested either as principal or agent or as a shareholder, partner or employee of any other person in any business or activity which involves the offer sale or supply of products or services to customers in the People’s Republic of China or any other territory in which any Group Company offers such sale or supply for the relevant time being, and competes with the business in which any Group Company is or was engaged for the relevant time being; or

(iv)                              use or allow the use by any third party of any name, logo or other Intellectual Property Rights used by any Group Company or any name or logo likely to be confused therewith otherwise than in the conduct of the business of the Group Companies.

(d)                                 In the event that any entity directly or indirectly established or managed by any Founder or any Key Holder, engages or will engage, during the Restricted Period, in any business which is the same or similar to or otherwise competes with the principal business of the Group Companies, the Company agrees, and the Founders and the Key Holders shall cause such entity, to disclose the related information to the Preferred Holders and transfer such business to the Group Companies immediately on terms satisfactory to the Preferred Holders.

8.6.                            Non-Competition and Non-Disclosure Agreements. The Founders undertake to the Preferred Holders to cause the Group Companies to enter into a non-competition, non-disclosure and invention assignment agreements, in form and substance reasonably acceptable to the Preferred Holders, with each key employee as may be designated by the Preferred Holders from time to time.

8.7.                            Stock Option Plan. The Company shall, upon the Series B Closing, reserve a pool for employee stock options to be granted to the employees, consultants, or directors of the Company, which shall representing no more than 9.33% of the issued share capital of the Company immediately following the Series B Closing on a fully diluted and as-converted basis. The Ordinary Shares issued pursuant to the employee share option plan shall also be subject to such terms as approved by the Board of the Directors of the Company including the affirmative vote of the Series B Director.

8.8.                            Restructuring. In compliance with the Series A Share Purchase Agreement, the Founders, the Company, the WFOE, the Domestic Entity and any other parties thereto shall, to the satisfaction of the Preferred Holders, take all such actions, executed and delivered all such documents, and do all such other things as may be required to complete and implement each of the Onshore Reorganization Documents (as defined in the Series A Share Purchase Agreement), including but not limited to obtaining all necessary consents, approvals, registration and filing required in connection with consummation the transactions contemplated by the Onshore Reorganization Documents (as defined in the Series A Share Purchase Agreement).

8.9.                            Qualified IPO. The Company, the holders of Ordinary Shares, the Founders and the Key Holders shall use all efforts to achieve a Qualified IPO within three (3) years after the Series B Closing. The Company, the holders of Ordinary Shares, the Founders and the Key Holders shall take all steps in accordance with relevant laws or listing rules to minimize lock-up of the Preferred Shares (or the Conversion Shares) in the event of a Qualified IPO.

8.10.                     Insurance. The Company shall, at the discretion of the Board of Directors, procure and maintain in effect, policies of workers’ compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts not less than that are customarily obtained by companies of similar size, in a similar line of business, engaged in international operations, and with operations in the PRC.

8.11.                     Accounting and Controls; Financial Personnel. The Company will maintain the books and records of the Company, and will prepare its unaudited and audited financial statements, in accordance with the U.S. GAAP or IFRS and in accordance with sound business practices. The Company shall, and shall cause each other Group Company to, maintain an adequate system of procedures and controls with respect to finance, management and accounting that is in accordance with sound business practices and is reasonably satisfactory to Preferred Holders.

8.12.                     Control Documents. The Founders, the Key Holder and the Group Companies shall ensure that each party to the relevant Control Documents fully perform its/his/her respective obligations thereunder and carry out the terms and the intent of the Control Documents (as defined in Series B Share Purchase Agreement). Any termination, or material modification or waiver of, or material amendment to any Control Documents shall require the written consent of the Preferred Holders which consent shall not be unreasonably withheld or delayed. If any of the Control Documents becomes illegal, void or unenforceable under PRC Laws after the date hereof, the Parties (other than the Preferred Holders) shall devise a feasible alternative legal structure reasonably satisfactory to the Preferred Holders which gives effect to the intentions of the parties in each Control Document and the economic arrangement thereunder as closely as possible.

8.13.                     Control of Subsidiaries. The Company shall at any time institute and shall keep in place arrangements reasonably satisfactory to the Board of Directors (including the Series B Director) such that the Company (i) will control the operations of any direct or indirect subsidiary or entity controlled by the Company, including, without limitation, the Group Companies and (ii) will be permitted to properly consolidate the financial results for such entity in consolidated financial statements for the Company prepared in accordance with the U.S. GAAP or IFRS. The composition of the board of directors of each other subsidiary of or entity controlled by the Company, whether now in existence or formed in the future, shall be reasonably acceptable to the Board of Directors (including the Series B Director). The Company shall, and shall cause any subsidiaries or entities it controls to, comply with the US Foreign Corrupt Practices Act, as amended. The Company shall take all necessary actions to maintain any direct or indirect subsidiary or entity controlled by the Company, including, without limitation, the Group Companies, whether now in existence or formed in the future, as is necessary to conduct the Business as conducted or as proposed to be conducted. The Company shall use its reasonable best efforts to cause each any direct or indirect subsidiary or entity controlled by the Company, including, without limitation, the Group Companies, whether now in existence or formed in the future, to comply in all material respects with all applicable laws, rules, and regulations. All material aspects of such formation, maintenance and compliance of any direct or indirect subsidiary or entity controlled by the Company, including, without limitation, the Group Companies, whether now in existence or formed in the future, shall be subject to the review and approval by the Board of Directors (including the approval of Series B Director which shall not be unreasonably withheld or delayed) and the Company shall promptly provide the Preferred Holders with copies of all material related documents and correspondence. The Company shall cause any direct or indirect subsidiary or entity controlled by the Company, including, without limitation, the Group Companies, whether now in existence or formed in the future, to have a board of directors as its governing and managing body (each, a “Subsidiary Board”) and each member thereof shall serve at the pleasure of the Company and shall be reasonably acceptable to the Board of Directors (including the Series B Director).

8.14.                     Future Significant Holders of Ordinary Shares. Prior to Qualified IPO, the Company, each Key Holders and each Founder covenants that it will use best effects to cause all future holders of more than 1% of the Company’s Ordinary Shares (assuming full conversion) (the “Future Significant Holders of Ordinary Shares”) to enter into this Agreement and become subject to the terms and conditions hereof as if there were a Founder. The Preferred Holders and Company hereby agree that such Future Significant Holders of Ordinary Shares may become parties to this Agreement by executing a counterpart of this Agreement, without any amendment of this Agreement, pursuant to this Section.

8.15.                     Reinstatement of certain rights. The Parties agree that in the course of preparing a Qualified IPO of the Company, if the rights, privileges and preference attached to the Preferred Shares or entitled by the Preferred Holders, or any restrictions placed on the holders of Ordinary Shares under any of the Transaction Documents, including without limitation, (i) Section 4 (General Right of Participation) of this Agreement, Section 8.21 (Performance Undertaking and Valuation Adjustment) of this Agreement, Section 9 (Redemption) and Section 10 (Drag-along) of this Agreement, (iii) Section 2 (Restrictions On Transfer), Section 3 (Right Of First Refusal) and Section 4 (Preferred Holders’ Co-Sale Right) of the Right of First Refusal and Co-sale

Agreement; (iv) any provision of the Restricted Share Agreement; and/or (v) any liquidation preference provided for under the Memorandum and Articles, have to deleted, rescinded or otherwise modified according to the requirement of the relevant securities authority or the reasonable recommendation by the underwriters, then such provisions shall be deleted, rescinded or modified to the extent so required by the relevant securities authority or so recommended by the relevant underwriter, provided always that if the Qualified IPO fails for any reason, all the provisions so deleted, rescinded or modified shall immediately be reinstated as if they had not been deleted, rescinded or modified.

8.16.                     Intellectual Property Protection. Except with the written consents of the Majority Holders which consent shall not be unreasonably withheld or delayed, the Group Companies shall take all reasonable steps to protect their respective material Intellectual Property Rights, including without limitation, registering their material respective trademarks, brand names, domain names and copyrights, and shall require each employee and consultant of each Group Company to enter into an employment agreement in form and substance reasonably acceptable to the Preferred Holders, and a confidential information and intellectual property assignment agreement and a non-competition and non-solicitation agreement requiring such persons to protect and keep confidential such Group Company’s confidential information, intellectual property and trade secrets, prohibiting such persons from competing with such Group Company for a reasonable time after their termination of employment with any Group Company, and requiring such persons to assign all ownership rights in their work product to the relevant Group Company, in each case in form and substance reasonably acceptable to the Preferred Holders.

8.17.                     Appointment of Supervisors. Each of the Majority Holders shall be entitled to appoint one (1) supervisor to the Board of Supervisors of each Group Company.

8.18.                     Most Favoured Terms. The Company, the holders of Ordinary Shares, the Founders and the Key Holders shall ensure that if the Company completes a future financing with terms more favorable (the “Investor Favorable Terms”) than the rights, privileges and preference attached to the Series B Preferred Shares as provided herein and in the Memorandum and Articles to investors other than the holders of the Series B Preferred Shares, the holders of the Series B Preferred Shares shall have the right to acquire such Most Favorable Terms and apply such terms to each Series B Preferred Share, and the holders of the Series A Preferred Shares will benefit from and be granted Investor Favorable Terms in terms of rights of participation and rights of first refusal and co-sale right.

8.19.           Call Option. Each of the Founders and the Key Holders undertakes to the Preferred Holders and agrees that (A) he will, and will ensure the other existing shareholders of the Domestic Entity will, (i) on the Series A Investor’s demand, forthwith transfer an aggregate 3.5% of the equity interest of the Domestic Entity on a pro rata basis among themselves to the Series A Investor, and (ii) on the Series B Investor’s demand, forthwith transfer an aggregate 30% of the equity interest of the Domestic Entity on a pro rata basis among themselves to the Series B Investors on a pro rata basis; and have the Control Documents revised to reflect such transfer to the satisfaction of the Investors; and (B) without prejudice to the foregoing paragraph (A), the Company will have a call option, exercisable by the Company or any of its designees to purchase, at any time after the Closing, one hundred percent (100%) of the equity interests in the Domestic Entity at the lowest price to the maximum permitted by applicable PRC law. The Founders and the Key Holders agree and undertake to procure all the shareholders of the Domestic Entity to return the proceeds received from such sale back to the Company.

8.20.                     Repurchase Option; Restrictions on Transfer.

8.20.1              Repurchase Option.

(a)                                 100% of the Shares that are held by the Founders directly and indirectly in the Company shall be subject to the Repurchase Option (as defined herein) (“Repurchase Option Shares”).

(b)                                 In the event that (A) a Founder (i) voluntarily resigns or otherwise terminates his employment with the Group Companies at any time before the 4th anniversary of the Series B Closing Date (as defined in the Series B Share Purchase Agreement); or (ii) fails, during the course of his/her employment with the Group Companies, to devote the whole of his/her time and attention to the business of the Group or to use his/her best endeavors to develop the business and interests of the Group; (iii) is concerned during the course of his/her employment (without the prior written consent of the Company) with any (competitive or other) business other than that of the Group Companies; or (iv) breaches his/her contract of employment or any other obligation to the Group Companies, or (B) a Founder breaches his/her non-competition and confidentiality obligations to the Group Companies at any time before the 2nd anniversary of the date on which such Founder ceases his/her employment with the Group Companies (each a “Repurchase Event”), the Company shall upon the date of the occurrence of a Repurchase Event (each such date referred to herein as a “Repurchase Event Date”) have an irrevocable, exclusive option (the “Repurchase Option”) to repurchase all or any portion of the Repurchase Option Shares held by such Founder either directly or indirectly as of the Repurchase Event Date which have not yet been released from the Company’s Repurchase Option at a purchase price per share equal to the par value of each Share of US$0.0005 (adjusted for any stock splits, stock dividends and the like) (the “Share Repurchase Price”).

(c)                                  Upon occurrence of a Repurchase Event, the Company shall exercise the Repurchase Option by written notice within 120 days (the “Repurchase Period”) following the Repurchase Event Date to the relevant Founder and Founding Shareholder. The Repurchase Option shall be exercised, at the Company’s option upon approval of the Majority Holders, by (A) delivery to the Founder and/or Founding Shareholder with such notice of a check in the amount of the Share Repurchase Price for the Repurchase Option Shares being purchased, or (B) cancellation of indebtedness equal to the Share Repurchase Price for the Repurchase Option Shares being repurchased, or (C) a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such Share Repurchase Price. Upon delivery of such notice and payment of the Share Repurchase Price in any of the ways described above, the Company shall become the legal and beneficial owner of the Repurchase Option Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Repurchase Option Shares being repurchased by the Company, and pursuant to the Memorandum and Articles of the Company, without further action by the Founding Shareholders. The Company shall revise its register of members to reflect such repurchase and cancel the portion of the repurchased Repurchase Option Shares held by the relevant Founder and/or Founding Shareholder, within 120 days following the Repurchase Event Date.

(d)                                 The Repurchase Option Shares shall be released from the Repurchase Option as follows: (i) 25% of the Repurchase Option Shares shall be released from the Repurchase Option on the first anniversary of the Series B Closing, 25% of the Repurchase Option Shares shall be released from the Repurchase Option on the second anniversary of the Series B Closing, 25% of the Repurchase Option Shares shall be released from the Repurchase Option on the third anniversary of the Series B Closing and the remaining Repurchase Option Shares shall be released on the fourth anniversary of the Series B Closing; provided, however, that upon occurrence of a Repurchase Event, the release from the Repurchase Option shall immediately cease as of such Repurchase Event Date, and the corresponding Repurchase Option Shares held by such Founder directly or indirectly which have not been released from the Repurchase Option shall be subject to immediate repurchase as provided for in this Section 8.20. Fractional shares shall be rounded to the nearest whole share.

(e)                                  In the event that the Repurchase Option is exercised as provided herein, the Founder, the Founding Shareholder and the Company shall use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for repurchase of the Shares in compliance with applicable laws and regulations, and the Founder and the

Founding Shareholder will cooperate fully with the Company in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(f)                                   If the Company fails to exercise the Repurchase Option for any reason, the Preferred Holders shall have the right (the “Holder Purchase Right”) to purchase the Repurchase Option Shares within sixty (60) days from the expiration of the Repurchase Period in accordance with the provisions of this Section on the pro rata basis or otherwise agreed by the Preferred Holders, and on the same terms and for the same price as the Company’s Repurchase Option.

(g)                                  Notwithstanding the foregoing, all of the Repurchase Option Shares shall no longer be subject to the Repurchase Option and/or the Holder Purchase Right and all of the unreleased Repurchase Option Shares shall be deemed released (i) immediately before, and subject to, the closing of an initial public offering of the Company; (ii) immediately before, and subject to, the closing of the acquisition of the Company by another entity by means of any transaction or a series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company or tax purpose), immediately after which the Founders own less than 50% of the Company’s voting power in aggregate, or the sale of a majority of the outstanding voting securities of the Company.

8.20.2              Limitations on Transfer; Assignment. In addition to any other limitation on transfer created by applicable securities laws and the Transaction Documents, the Founders and the Founding Shareholders shall not directly or indirectly assign, encumber or dispose of any interest in the Shares while the Shares remain subject to the Repurchase Option and/or the Holder Purchase Right. The Repurchase Option may be assigned in whole or in a part to any shareholder or shareholders of the Company or other persons with the consent of the Board (including the consent of the Series B Director which shall not be unreasonably withheld or delayed).

8.20.3              Enforcement. For purposes of facilitating the enforcement of the provisions of Section 8.20, each of the Founders and Founding Shareholders agrees, immediately upon receipt of the certificate(s) for the Shares subject to the Repurchase Option, to deliver such certificate(s), together with an Assignment Separate from Certificate in the form attached to the Series A Share Purchase Agreement executed by the Founders and Founding Shareholders, in blank, to the Secretary of the Company, or the Secretary’s designee, to hold such certificate(s) and Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Each of the Founders and Founding Shareholders hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Each of the Founders and Founding Shareholders agrees that said escrow holder shall not be liable to any party hereto (or to any other party). The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Each of the Founders and Founding Shareholders agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as escrow holder for any or no reason, the board of directors of the Company shall have the power to appoint a successor to serve as the escrow holder pursuant to the terms of this Agreement.

8.20.4              Stop-Transfer Notices. Each of the Founders and Founding Shareholders agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company registers transfers of its own securities, it may make appropriate notations to the same effect in its register of members and other records. The Company shall not be required to transfer on its books any shares that have been sold or otherwise transferred in violation of any of the provisions of this Section 8.20.

8.21.                     Performance Undertaking and Valuation Adjustment Mechanism.

8.21.1.           Certain Definitions. For purposes of this Section 8.21,

(a)                                 “2013 Net Profit” means the Company’s audited consolidated after-tax net profit for Fiscal Year 2013 as set forth on the Audited 2013 Financial Statements, expressed in RMB and calculated in accordance with US GAAP or IFRS and disregarding, to the extent included or deducted in calculating after-tax profit, (i) any cost or expense in relation to the granting, issuance, vesting and exercise of any awards granted (including without limitation any options and restricted shares) to the Group Companies’ employees, officers, directors or any other qualified Person pursuant to the then share incentive plan of the Company, (ii) any extraordinary or non-recurring gains or losses, and (iii) the cumulative effect of any changes in accounting principles.

(b)                                 “2014 Net Profit” means the Company’s audited consolidated after-tax net profit for

Fiscal Year 2014 as set forth on the Audited 2014 Financial Statements, expressed in RMB and calculated in accordance with US GAAP or IFRS and disregarding, to the extent included or deducted in calculating after-tax profit, (i) any cost or expense in relation to the granting, issuance, vesting and exercise of any awards granted (including without limitation any options and restricted shares) to the Group Companies’ employees, officers, directors or any other qualified Person pursuant to the then share incentive plan of the Company, (ii) any extraordinary or non-recurring gains or losses, and (iii) the cumulative effect of any changes in accounting principles.

(c)                                  “Audited 2013 Financial Statements” means the audited consolidated income statement and statement of cash flows of the Company for Fiscal Year 2013 and the audited consolidated balance sheet of the Company as of the end of Fiscal Year 2013, in each case prepared in accordance with US GAAP or IFRS and audited by an accounting firm mutually agreed to by the holder holding a simple majority of Series B Preferred Shares and the Company.

(d)                                 “Audited 2014 Financial Statements” means the audited consolidated income statement and statement of cash flows of the Company for Fiscal Year 2014 and the audited consolidated balance sheet of the Company as of the end of Fiscal Year 2014, in each case prepared in accordance with US GAAP or IFRS and audited by an accounting firm mutually agreed to by the holder holding a simple majority of Series B Preferred Shares and the Company.

(e)                                  “Fiscal Year 2013” means the period commencing on January 1, 2012 and ending on December 31, 2013.

(f)                                   “Fiscal Year 2014” means the period commencing on January 1, 2013 and ending on December 31, 2014.

(g)                                  “Initial Ownership” means the aggregate percentage shareholding in the Company of the Holders of Series B Preferred Shares (the “Series B Holders”) as at the Series B Closing Date, calculated on an as-converted and fully-diluted basis.

(h)                                 “Adjusted Ownership” means the aggregate percentage shareholding in the Company of the Series B Holders immediately after the Valuation Adjustment (as defined below) based on the 2013 Net Profit calculated on an as-converted and fully-diluted basis.

(i)                                     “Re-adjusted Ownership” means the aggregate percentage shareholding in the Company of the Series B Holders immediately after the Valuation Adjustment (as defined below) based on the 2014 Net Profit calculated on an as-converted and fully-diluted basis.

8.21.2.           The Parties confirm and acknowledge that the Series B Purchase Price is derived based upon a fully-diluted pre-money valuation of RMB432,000,000 and a fully-diluted post-money valuation of RMB480,000,000 (the “Original Post-money Value”) of the Group Companies as a whole, which in turn are based upon the 2013 Net Profit being equal to RMB50,000,000 and the 2014 Net Profit being equal to RMB75,000,000.

8.21.3.           Performance Adjustment of Fiscal Year 2013.

(a)                                 In the event the 2013 Net Profit is below RMB0.00 (inclusive), then the Initial Ownership of the Series B Holders shall be adjusted and the Adjusted Ownership of the Series B Holders shall be 60% of outstanding shares of the Company on an as-converted and fully-diluted basis. The aforesaid Adjusted Ownership shall be allocated among all Series B Holders in proportion, as near as practicable, to the respective Series B Preferred Shares held by each Series B Holder.

(b)                                 In the event the 2013 Net Profit is within the range of RMB0.00 (not inclusive) to RMB25,000,000 (inclusive), then the Initial Ownership of the Series B Holders shall be adjusted and the Adjusted Ownership of the Series B Holders shall be 49% of outstanding shares of the Company on an as-converted and fully-diluted basis. The aforesaid Adjusted Ownership shall be allocated among all Series B Holders in proportion, as near as practicable, to the respective Series B Preferred Shares held by each Series B Holder.

(c)                                  In the event the 2013 Net Profit is within the range of RMB25,000,000 (not inclusive) to RMB 50,000,000 (inclusive), then the Initial Ownership of the Series B Holders shall be adjusted in accordance with the computation formula below:

Adjusted Ownership = [(RMB50,000,000 – 2013 Net Profit) / RMB50,000,000] x 38% + Initial Ownership

The aforesaid Adjusted Ownership shall be allocated among all Series B Holders in proportion, as near as practicable, to the respective Series B Preferred Shares held by each Series B Holder.

(d)                                 In the event the 2013 Net Profit is above RMB50,000,000, then the Initial Ownership of the Series B Holders shall remain unchanged and the Adjusted Ownership of the Series B Holders shall equal to the Initial Ownership.

8.2 1.4.        Performance Adjustment of Fiscal Year 2014.

(a)                                 In the event (x) no Qualified IPO occurs before December 31, 2014, (y) the 2014 Net Profit is below RMB0.00 (inclusive), and (z) the Adjusted Ownership of the Series B Holders is lower than 60%, then the Adjusted Ownership of the Series B Holders shall be re-adjusted and the Re-adjusted Ownership of the Series B Holders shall be 60% of outstanding shares of the Company on an as-converted and fully-diluted basis. The aforesaid Re-adjusted Ownership shall be allocated among all Series B Holders in proportion, as near as practicable, to the respective Series B Preferred Shares held by each Series B Holder.

(b)                                 In the event (x) no Qualified IPO occurs before December 31, 2014, (y) the 2014 Net Profit is within the range of RMB0.00 (not inclusive) to RMB37,500,000 (inclusive), and (z) the Adjusted Ownership of the Series B Holders is lower than 49%, then the Adjusted Ownership of the Series B Holders shall be re-adjusted and the Re-adjusted Ownership of the Series B Holders shall be 49% of outstanding shares of the Company on an as-converted and fully-diluted basis. The aforesaid Re-adjusted Ownership shall be allocated among all Series B Holders in proportion, as near as practicable, to the respective Series B Preferred Shares held by each Series B Holder.

(c)                                  In the event (x) no Qualified IPO occurs before December 31, 2014, (y) the 2014 Net Profit is within the range of RMB37,500,000 (not inclusive) to RMB75,000,000 (inclusive), and (z) the Adjusted Ownership of the Series B Holders is lower than 49%, then the Adjusted Ownership of the Series B Holders shall be re-adjusted in accordance with the computation formula below:

Re-adjusted Ownership = [(RMB75,000,000 – 2014 Net Profit) / RMB75,000,000] x38%+ Adjusted Ownership

If the calculation result of the above formula exceeds 49%, then the Re-adjusted Ownership shall be 49%. The aforesaid Re-adjusted Ownership shall be allocated among all Series B Holders in proportion, as near as practicable, to the respective Series B Preferred Shares held by each Series B Holder.

(d)                                 In the event the 2014 Net Profit is above RMB75,000,000 (inclusive) or the Company completes the Qualified IPO before December 31, 2014, then the Adjusted Ownership of the Series B Holders shall remain unchanged and the Re-adjusted Ownership of the Series B Holders shall equal to the Adjusted Ownership.

8.21.5.           The adjustments made pursuant to Sections 8.21.3 and 8.21.4 above shall be referred to as the “Valuation Adjustment”. For purposes of effecting the Valuation Adjustment, the Series B Holder holding a simple majority of the Series B Preferred Shares may, at its sole and absolute discretion, require the Company, the Founders, the Key Holders, the Founding Shareholders and/or the Key Holder Holdcos to take all actions deems necessary that the Series B Holders to effect the Valuation Adjustment, including without limitation, any or a combination of the following actions:

(a)                                 The Company shall issue to the Series B Holders additional Shares with rights, preferences and privileges pari passu with or senior to those of the Series B Preferred Shares, at minimal consideration as permitted by applicable laws;

(b)                                 The Founders shall cause the Founding Shareholders to transfer to the Series B Holders the necessary number of Ordinary Shares, at minimal consideration as permitted by applicable laws, and such transferred Ordinary Shares shall be re-designated, at the same time of the transfer, as shares with rights, preferences and privileges pari passu with or senior to those of the Series B Preferred Shares;

(c)                                  The then effective and applicable Conversion Price (as defined in the Memorandum and Articles) of the Series B Preferred Shares shall be adjusted accordingly, and/or

(d)                                 The Founders shall pay a sum (the “Indemnified Amount”) as calculated based on the following formula to the Series B Holders:

Indemnified Amount to the Series B Holders = (Original Post-money Valuation – Series B Purchase Price / Adjusted Ownership or Re-adjusted Ownership (as applicable)) x Series B Holders’ shareholding percentage in the Company as of the date hereof

8.21.6.           Upon receipt of the written notice from the Series B Holders requesting for the Valuation Adjustment, the Founders, the Founding Shareholders, the Key Holders and the Key Holder Holdcos and the Company shall take all actions, complete all corporate procedures and obtain all necessary approvals in connection with the consummation of the Valuation Adjustment.

8.21.7.           Upon receipt of the written notice from the Series B Holders for payment of Indemnified Amount to the Series B Holders pursuant to Section 8.21.5(iv), the Founders shall make the payment within 40 Business Days from the issuance of such notice.

9.                                      REDEMPTION.

The Preferred Shares shall have redemption rights as follows:

9.1                               Redemption of Series B Preferred Shares

(a)                                 Right to Redemption.

At any time after the fourth (4th) anniversary of the Series B Closing, or the date of the occurrence of a Redemption Event as set forth in Section 9.3, or if any holder of Series A

Preferred Shares elects to exercise its redemption right under this Section 9, any holder of Series B Preferred Shares may, at any time thereafter, require that the Company redeem all or a portion of the Series B Preferred Shares then held by such holder, prior to the Company’s redemption of any other Preferred Shares, in accordance with the following terms (“Series B Redemption Right”). In the event that a holder of Series B Preferred Shares (the “Requesting Series B Holder”) decides to require the Company to redeem all or a portion of its outstanding Series B Preferred Shares, the Requesting Series B Holder shall give a notice (the “Series B Redemption Notice”) to the Company of its intention. The Company shall promptly, and in any event within five (5) business days from the receipt of the Series B Redemption Notice, forward a copy of the Series B Redemption Notice to each holder of record of a Series B Preferred Share, at the address last shown on the records of the Company for such holder(s). The Series B Redemption Notice shall state (i) the number of the Series B Preferred Shares requested to be redeemed and (ii) the date on which the requested redemption shall be made by the Company (the “Series B Redemption Date”) which shall be a date not less than thirty (30) business days from the date of the Series B Redemption Notice. Within fifteen (15) business days after the receipt of the Series B Redemption Notice by the other holders of the Series B Preferred Shares, each of the other holders of the Series B Preferred Shares may exercise its right to require the Company to redeem all or a portion of its Series B Preferred Shares on the Series B Redemption Date by notifying the Company and each other holder of Series B Preferred Shares (including the Requesting Series B Holder) in writing of its intention, setting forth the number of the Series B Preferred Shares it requests to be redeemed on the Series B Redemption Date, but any failure or refusal by another holder to exercise its right within such fifteen (15) business day period shall not be deemed a waiver by such holder nor prejudice any right of such holder to require the Company to redeem all or a portion of its Series B Preferred Shares at a later date. Any payment of the Series B Redemption Price (as defined below) shall be made by the Company to all holders whose Series B Preferred Shares are to be redeemed on the same Series B Redemption Date (collectively, the “Redeeming Series B Holders” and each, a “Redeeming Series B Holder”) pro rata based on the total Series B Redemption Price due to each Redeeming Series B Holder in proportion to the aggregate Series B Redemption Price payable by the Company.

(b)                                 Series B Redemption Price. The redemption price for each Series B Preferred Share redeemed pursuant to this Section 9.1 shall be equal to the sum of (i) an amount equal to one hundred and thirty-six percent (136%) of the Series B Issue Price (as defined in the Memorandum and Articles) (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) for such share, and (ii) all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) (the “Series B Redemption Price”).

(c)                                  Closing of Series B Redemption. The closing (the “Series B Redemption Closing”) of the redemption of any Series B Preferred Shares pursuant to this Section 9.1 will take place within sixty (60) days of the date of the Series B Redemption Notice at the offices of the Company, or such earlier date or other place as the Redeeming Series B Holders and the Company may mutually agree in writing. At the Series B Redemption Closing, subject to applicable laws, the Company will, from any source of assets or funds legally available therefor, redeem each Series B Preferred Share with respect to which the Company has received a Series B Redemption Notice by paying in cash therefor the Series B Redemption Price against surrender by the Redeeming Series B Holder at the Company’s principal office of the certificate(s) representing such shares. From and after the Series B Redemption Closing all rights of the Redeeming Series B Holder of the relevant Series B Preferred Shares will cease subject to the Redeeming Series B Holder having received the full amount of the Series B Redemption Price from the Company, and such Series B Preferred Shares will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever and the register of members of the Company shall be updated.

9.2                               Redemption of Series A Preferred Shares

(a)                                 Time.

At any time after the fifth (5th) anniversary of the Series A Closing or the date of the occurrence of a Redemption Event as set forth in Section 9.3 and if the holders of Series B Preferred Shares have elected to exercise their right of redemption pursuant to Section 9.1 above and the Company has satisfied its redemption obligations thereunder, at the request of the holder of a majority of the Series A Preferred Shares, the Company shall redeem all or a portion of the outstanding Series A Preferred Shares.

(b)                                 Redemption Price.

The redemption price (the “Series A Redemption Price”) for each Series A Preferred Share shall be equal to the greatest of:

(i)                                     an aggregate of the Series A Issue Price plus a 10% annual compounded interest based on the Series A Purchase Price (but exclusive of distributed or declared but unpaid dividend), subject to a upper limit of no greater than 136% of the Series A Purchase Price; or

(ii)                                  an aggregate of the Series A Issue Price (as defined in the Memorandum and Articles) (As Adjusted) plus all unpaid dividends ratably payable to holders of Series A Preferred

Shares accured on per Series A Preferred Share held by such holder as converted into Ordinary Share, for the period from the Series A Closing until the date of Redemption pursuant to this Section 9.

(c)                                  Procedure.

Within sixty (60) days after the Company receives the written request for redemption from the holder of a majority of Series A Preferred Shares it shall redeem all Series A Preferred Shares subject to such redemption by paying the Series A Redemption Price to the Series A Preferred Shareholders holding Series A Preferred Shares subject to such redemption (the “Series A Redemption Closing”).

9.3                               Redemption Events. The Company shall give the Preferred Holders a notice of the happening of any of the following circumstances promptly after becoming aware of the same and the Preferred Holders shall be entitled to require redemption in any of the following circumstances (the “Redemption Events”):

(a)                                 if the Company fails to initiate, within 24 months from the Series B Closing, the initial public offering of any securities of the Company by entering into one or more public offering agreements with any reputable underwriters in respect of the public offering of any securities of the Company on an internationally recognized securities exchange, including without limitation, the Shanghai Stock Exchange, Shenzhen Stock Exchange, New York Stock Exchange, the Stock Exchange of Hong Kong, Nasdaq Stock Exchange;

(b)                                 if the Company fails to consummate, within 36 months from the Series B Closing, a Qualified IPO on an internationally recognized securities exchange, including without limitation, the Shanghai Stock Exchange, Shenzhen Stock Exchange, New York Stock Exchange, the Stock Exchange of Hong Kong, Nasdaq Stock Exchange, or a Trade Sale;

(c)                                  if any Founder or any Key Holder commits any fraud, breaches any of his/her non-competition and non-solicitation and/or other fiduciary obligations to the Group Companies;

(d)                                 if any of the Control Documents is materially breached or earlier terminated without prior written consent of the Majority Holders which consent shall not be unreasonably withheld or delayed; or

(e)                                  if any of the Group Companies, the Founding Shareholders, the Founders, the Key Holder Holdcos or Key Holders commits any material breach of any of the Transaction Documents which has a Material Adverse Effect on the Group Companies as a whole.

9.4                               Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 9 is due are insufficient to pay in full all redemption payments to be paid at the Series B Redemption Closing, and/or subsequently, the Series A Redemption Closing, or if the Company is otherwise prohibited by applicable laws from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable laws to pay all redemption payments due on the Series B Preferred Shares, and subsequently, the Series A Preferred Shares, on such date ratably in proportion to the full amounts to which the holders of the Series B Preferred Shares, and subsequently, the holders of the Series A Preferred Shares, to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay to the holders of Series B Preferred Shares, and subsequently, the Series A Preferred Shares, on the date that such redemption payments were due. Without limiting any rights of the holders of Series B Preferred Shares and Series A Preferred Shares which are set forth in the Transaction Documents, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

10.                               DRAG-ALONG RIGHT.

10.1.                     In the event that the Company and the Founders fail to effect the redemption and/or fully pay the price for all Redemption Shares by the last day of the 6 months after the Redemption Date pursuant to the Section 9 or after the four (4th) anniversary of the Series B Closing Date, if the holder holding a simple majority of the Preferred Shares voting in a single class on an as-converted basis decides, at its own discretion, to sell all of the shares it holds in the Company in a Trade Sale with respect to the Company in which the aggregate valuation of the Company offered by the potential acquirer exceeds US$120,000,000 (such Trade Sale being a “Qualified Trade Sale”), then each of the remaining shareholders of the Company agrees with respect to all shares that he, she or it holds and any other Company securities over which he, she or it otherwise exercises dispositive power:

(a)                                 in the event such Qualified Trade Sale requires the approval of shareholders, (aa) if the matter is to be brought to a vote at a shareholder meeting, after receiving proper notice of any meeting of shareholders of the Company to vote on the approval of the Qualified Trade Sale, to be present, in person or by proxy, as a holder of shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (bb) to vote (in person, by proxy or by action by written consent, as applicable) all shares in favor of such Qualified Trade Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Qualified Trade Sale;

(b)                                 in the event that the Qualified Trade Sale is to be effected by the sale of shares held by a shareholder (the “Selling Shareholder”) without the need for shareholder approval (including without limitation by way of a change in control of such Selling Shareholder), to sell all shares of the Company beneficially held by such shareholder (or in the event that the Selling Shareholder is selling fewer than all of its shares held in the Company, shares in the same proportion as the Selling Shareholder is selling) to the person to whom the Selling Shareholder propose to sell its shares, for the same per-share consideration (on a fully-diluted and as-converted basis) and on the same terms and conditions as the Selling Shareholder;

(c)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable laws at any time with respect to such Qualified Trade Sale;

(d)                                 to execute and deliver all related documentation and take such other action in support of the Qualified Trade Sale as shall reasonably be requested by the Company; and

(e)                                  not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any voting securities owned by such party or Affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquirer in connection with a Qualified Trade Sale.

(f)                                   to: (i) make representation and warranties in connection with such a Qualified Trade Sale regarding (x) ownership and authority to sell their respective shares and (y) the existence of any material violations as a result of such sale under any material agreement to which such shareholder is a party; (ii) obtain any consents or approvals that should be obtained; and (iii) pay its pro rata share of expenses in connection with the contemplated Qualified Trade Sale.

11.                               GENERAL PROVISIONS.

11.1.                     Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong Special Administrative Region of the PRC, without regards to conflicts of law principles.

11.2.                     Dispute Resolution.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation (the “Consultation Request”). If within thirty (30) days following the date on which the Consultation Request is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other (the “Notice”).

(b)                                 The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the then effective arbitration rules of the Centre. There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. All such arbitrators shall be freely selected, and the parties and the Chairman of the Center shall not be limited in their selection to any prescribed list. If any of the parties does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c)                                  The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the Notice. However, if such rules are in conflict with the provisions of this Section 11.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.2 shall prevail.

(d)                                 Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e)                                  The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(f)                                   Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

11.3.                     Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by facsimile at the number set forth on the signature page hereof upon successful transmission report being generated by the sender’s machine; (iii) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth on the signature page with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or (iv) when sent by electronic mail to the email address set forth on the signature page hereof.

Each person making a communication hereunder by facsimile or electronic mail shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or electronic mail pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.3 by giving the other party written notice of the new address in the manner set forth above.

11.4.                     Entire Agreement; Prior Agreements; Conflicts. This Agreement, together with all the exhibits and schedules hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflicts with the Memorandum and Articles, the provisions of this Agreement shall prevail.

11.5.                     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

11.6.                     Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7.                     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.8.                     Language. This Agreement and all other Transaction Agreements are entered into in English only. Any Chinese translation of the Transaction Agreements, if any, is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof.

11.9.                     Effective Date. This Agreement shall become automatically effective immediately following the Series B Closing, from and as of the date of the Series B Closing.

11.10.              Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

11.11.              Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

11.12.              Aggregation of Rights. All Ordinary Shares, Preferred Shares and Ordinary Share Equivalents held or acquired by any Preferred Holders and its Affiliates shall be aggregated for purposes of determining the availability of any rights under this Agreement.

11.13.              Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

11.14.              Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

11.15.              Successors and Assigns. Subject to the provisions of Section 5, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as expressly stated otherwise, the rights of the Preferred Holders set forth in this Agreement are fully assignable to any person who holds or is acquiring the Preferred Shares through a permitted transfer.

11.16.              Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number or percentage of the Preferred Shares and/or Ordinary Shares, then, upon the occurrence of any share subdivision, share split, combination, reclassification, merger, consolidation, reorganization, recapitalization or share dividend of any preferred shares or Ordinary Shares, as applicable, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of share by such event.

11.17.              Amendment of Rights. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company, (ii) the holders of a simple majority of the Ordinary Shares (other than the Ordinary Shares converted from the Preferred Shares); and (iii) the holders of a simple majority of the Ordinary Shares issued or issuable upon conversion of the Preferred Shares (voting as a single class and on an as-converted basis). Notwithstanding the foregoing, in the case of an amendment of any provision of Section 3 hereof, any such amendment may be made only with the written consents of (i) the Company and (ii) the Majority Holders. Any amendment effected in accordance with this Section 11.17 shall be binding upon each party to this Agreement, and their respective successors in interest.

11.18.              Investors’ Rights Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall control. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles so as to eliminate such inconsistency.

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IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the day and year herein above first written.

COMPANY:

Jupai Investment Group (Cayman)

By:	/s/ Hu Tianxiang

Name: Hu Tianxiang
Title: Director

BVI COMPANY:

Jupai Investment International Limited

By:	/s/ Hu Tianxiang

Name: Hu Tianxiang
Title: Director

HK COMPANY:

Jupai Hong Kong Investment Limited

By:	/s/ Hu Tianxiang

Name: Hu Tianxiang
Title: Director

WFOE:

Shanghai Juxiarg Investment Management Consulting Co., Ltd.

/seal/ Shanghai Juxiarg Investment Management Consulting Co., Ltd.

By:	/s/ Hu Tianxiang

Name: Hu Tianxiang
Title: Director

DOMESTIC ENTITY:

Shanghai Jupai Investment Consulting Co., Ltd.

/seal/ Shanghai Jupai Investment Consulting Co., Ltd.

By:	/s/ Hu Tianxiang

Name: Hu Tianxiang
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the day and year herein above first written.

FOUNDERS:

/s/ HU TIANXIANG

HU TIANXIANG

/s/ Li Keliang

Li Keliang

/s/ Yao Weishi

YAO WEISHI

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the day and year herein above first written.

KEY HOLDERS

/s/ Shen Yacheng

Shen Yacheng

/s/ Zhang Yichi

Zhang Yichi

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the day and year herein above first written.

FOUNDING SHAREHOLDERS:

Jupai Holding Inc.

By:	/s/ Hu Tianxiang

Name: Hu Tianxiang

Title: Director

Jupai Capital Inc.

By:	/s/ Li Keliang

Name: Li Keliang

Title: Director

Century Crest Global Limited

By:	/s/ Yao Weishi

Name: Yao Weishi

Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the day and year herein above first written.

KEY HOLDER’S HOLDCOS

Golden Keen Enterprise Limited.

By:	/s/ Shen Yacheng

Name: Shen Yacheng

Title: Director

Beijing Dragon Limited

By:	/s/ Zhang Yichi

Name: Zhang Yichi

Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the day and year herein above first written.

SERIES A INVESTOR:

ZERO2IPO CHINA FUND II, L.P.

By:	/s/ Danny Chung

Name: Danny Chung

Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the day and year herein above first written.

SERIES B INVESTOR:

E-HOUSE (CHINA) CAPITAL INVESTMENT

MANAGEMENT LIMITED

By:	/s/ Xin Zhou

Name: (Xin Zhou)

Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the day and year herein above first written.

SERIES B INVESTOR:

SINA HONG KONG LIMITED

By:	/s/ Charles Guowei Chao

Name: Charles Guowei Chao

Title: Director

EXHIBIT A

Part 1 Founding Shareholders

Name of Founding Shareholders	Place of Incorporation and Company Number	Ultimate Beneficiary	Number of Ordinary Shares Held (subject to repurchase pursuant to Section 8.20)

Jupai Holding Inc	British Virgin Islands BVI Company Number: 1717817	Tianxiang HU	46,155,647 Ordinary Shares

Jupai Capital Inc	British Virgin Islands BVI Company Number: 1717734	Keliang LI	8,332,974 Ordinary Shares

Century Crest Global Limited	British Virgin Islands BVI Company Number: 1793044	Weishi YAO	7,674,699 Ordinary Shares

EXHIBIT A

Part 2 Founders

Name of Founder	PRC Identity Card No.	Address	Number of Ordinary Shares owned beneficially (subject to repurchase pursuant to Section 8.20)

Tianxiang HU			46,155,647 Ordinary Shares

Keliang LI			8,332,974 Ordinary Shares

Weishi YAO			7,674,699 Ordinary Shares

EXHIBIT A

Part 3 Key Holder Holdcos

Name of Key Holder Holdcos	Place of Incorporation and Company Number	Ultimate Beneficiary	Number of Ordinary Shares Held

Golden Keen Enterprises Limited	British Virgin Islands BVI Company Number: 1790503	Yacheng SHEN	6,000,000 Ordinary Shares

Beijing Dragon Limited	British Virgin Islands BVI Company Number: 1793137	Yichi ZHANG	6,000,000 Ordinary Shares

EXHIBIT A

Part 4 Key Holders

Name of Key Holders	PRC Identity Card No.	Address	Number of Ordinary Shares owned beneficially (subject to repurchase pursuant to Section 7.13)

Yacheng SHEN			6,000,000 Ordinary Shares

Yichi ZHANG			6,000,000 Ordinary Shares

EXHIBIT B

Part 1 Series A Investor

Name of Investor

Zero2IPO China Fund II, L.P.

EXHIBIT B

Part 2 Series B Investors

Name of Investors

E-House (China) Capital Investment Management Limited (“E-House”)

SINA Hong Kong Limited (“SINA”)

EXHIBIT C

Notices

Company

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone: +86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

BVI Company

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone: +86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

HK Company

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone: +86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

WFOE

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Domestic Entity

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Founders

HU Tianxiang

Address:

Telephone:

Fax No.:

LI Keliang

Address:

Telephone:

Fax No.:

YAO Weishi

Address:

Telephone:

Fax No.:

Founding Shareholders

Jupai Holding Inc

Address:SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

Jupai Capital Inc.

Address:SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Century Crest Global Limited

Address:SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Key Holders

SHEN Yacheng

Address:

Telephone:

Fax No.:

ZHANG Yichi

Address:

Telephone:

Fax No.:

Key Holder Holdcos

Golden Keen Enterprises Limited

Address:SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Beijing Dragon Limited

Address:SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Series A Investor

Zero2IPO Fund II, L.P.

Address: 2101,21/F Westlands Centre, 20 Westlands Road, Quarry Bay, HongKong

Telephone: 86 18601712515

Fax No.:

Contact Person: Ni Zhengdong

Series B Investors

E-House (China) Capital Investment Management Limited

Address: Room 1706, 17/F, Two Exchange Square, Central, Hong Kong

Telephone: 852 2110 1400

Fax No.: 852 2110 1404

E-mail: michelle@ehousehk.com

Contact Person: Ms Michelle Chu

SINA Hong Kong Limited

Address:

Telephone:010-58983036

Fax No.:010-82607527

Contact Person: Gu Haiyan